AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This Amendment (the "Amendment") to those certain Securities Purchase Agreements dated as of December 30, 2004 (each an "Agreement," and collectively referred to as the "Agreements") by and among Good Times Restaurants Inc., a Nevada corporation (the "Company"), and the parties set forth on the signature page hereto (each an "Investor," and collectively referred to as the "Investors"), is executed by the Company and each of the Investors effective as of January 27, 2005.

RECITALS

WHEREAS, (i) in order to ensure compliance with Nasdaq Rule 4351, the Company and each of the Investors have agreed to amend the voting rights provisions for the Preferred Shares to be issued by the Company pursuant to the Agreements, which provisions are set forth in Section 1(b)(i) of the Certificate of Designation previously attached to the original Agreements as Exhibit A, and (ii) the Company desires to correct certain capitalization representations reflected in the original Agreements; and

WHEREAS, all capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Agreements;

NOW, THEREFORE, in consideration of the premises, the mutual agreements contained herein, and other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby expressly acknowledged, and intending to be legally bound hereby, the Company and each of the Investors (severally and not jointly) hereby agree as follows:

AGREEMENT

1. Amendment for Revised Certificate of Designation. The terms of the Preferred Shares to be issued by the Company pursuant to the Agreements shall be as set forth in the revised Certificate of Designation attached to this Amendment as Exhibit A.

2. Amendment to Capitalization Representations. The first sentence of Section 3(c) of the Agreements shall be revised to reflect that 2,354,710 shares of Common Stock were issued and outstanding as of the date of the Agreements, and Schedules 3(c) and 8(C) shall be as set forth in the revised schedules attached to this Amendment as Schedule 3(c) and Schedule 8(C).

3. Incorporation of Amendment and Remainder of Agreements. The terms and provisions of Sections 1 and 2 of this Amendment are hereby incorporated into the Agreements and, except for the amendment provisions herein contained, all of the terms and provisions of the Agreements shall remain in full force and effect, unaltered and unchanged by this Amendment. To the extent that the terms and provisions of this Amendment conflict with the terms and provisions of the Agreements, the terms and provisions of this Amendment shall control.

4. Counterparts; Delivery of Signed Amendment by Facsimile. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Amendment and shall become effective when counterparts have been signed by each party and delivered to the other parties. This Amendment, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Amendment bearing the signature of the party so delivering this Amendment.

IN WITNESS WHEREOF, the Company and the undersigned Investors have caused this Amendment to be duly executed as of the date first above written.

THE COMPANY:

GOOD TIMES RESTAURANTS INC.,

a Nevada corporation

By: /s/ Boyd E. Hoback

Boyd E. Hoback,

President and Chief Executive Officer

THE INVESTORS:

THE ERIE COUNTY INVESTMENT CO.,	ERIC REINHARD
an Ohio corporation

By: /s/ David E. Bailey	By: /s/ Eric W. Reinhard
David E. Bailey, President

Eric W. Reinhard,

No. of Preferred Shares: 180,000	No. of Preferred Shares: 60,000

PASCERE INVESTMENTS, LLC,

a Colorado limited liability company (the "LLC")

By: /s/ Eric W. Reinhard

Eric W. Reinhard, Manager

No. of Preferred Shares: 1,000,000

/s/ Eric W. Reinhard	/s/ Peggy M. Clute
Eric W. Reinhard	Peggy M. Clute
Percentage Interest in LLC: 20%	Percentage Interest in LLC: 8%

/s/ Ron Goodson	/s/ David A. Depoy
Ron Goodson	David A. Depoy
Percentage Interest in LLC: 20%	Percentage Interest in LLC: 4%

/s/ David J. Grissen	/s/ Phillip S. Lorenzo
David J Grissen	Phillip S. Lorenzo
Percentage Interest in LLC: 20%	Percentage Interest in LLC: 4%

/s/ Ileene Lobell Green	/s/ Alan A. Teran
Ileene Lobell Green	Alan A. Teran
Percentage Interest in LLC: 10%	Percentage Interest in LLC: 4%

/s/ David Hooker
David Hooker
Percentage Interest in LLC: 10%

2

EXHIBIT "A"

Revised Certificate of Designations, Rights and Preferences

SEE ATTACHED

A-1

SCHEDULE 3(c)

Reserved Shares

i. Outstanding Options

- a total of 450,104 options are outstanding under the 1992 Stock Option Plans

- a total of 131,330 options are outstanding under the 2001 Stock Option Plan

The ten-year terms of the 1992 Stock Option Plans have expired and thus no more options may be granted under those plans. Accordingly, the total number of shares of Common Stock reserved for issuance pursuant to those plans is the total of 450,104 shares of Common Stock represented by options currently outstanding under those plans.

The Company's Board of Directors has approved an amendment to the 2001 Stock Option Plan to increase the authorized number of shares of Common Stock that may be issued under that plan pursuant to options granted under that plan from a total of 150,000 shares to a total of 300,000 shares. Such amendment is subject to shareholder approval. In the event that shareholder approval of such amendment is obtained, the number of shares of Common Stock reserved for issuance pursuant to the 2001 Stock Option Plan will be increased from a total of 150,000 shares to a total of 300,000 shares.

ii. The Registration Rights Agreement under this Securities Purchase Agreement

The Bailey Company Registration Rights Agreement dated May 31, 1996

The Bailey Company Supplemental Registration Rights Agreement

Schedule 3(C)-1

SCHEDULE 8(C)

Rights to Acquire Common Stock

Outstanding rights to acquire common stock

- a total of 450,104 options are outstanding under the 1992 Stock Option Plans a total of 131,330 options are outstanding under the 2001 Stock Option Plan

Schedule 8(C)-1